Damn Right Cocktails

Damn Right Cocktails manufactures and supplies one of the world's first USDA certified organic, 100% de Agave Tequila Ready-to-Drink (RTD) Cocktails. Made in Mexico and imported to the U.S., these cocktails are authentically produced with real Tequila and all natural or organic ingredients.


DAMN RIGHT
DEVIL OF A LIME
LIME MARGARITA

Invest

DEADLINE: July 28, 2023

in 3 months

UNIT PRICE

$0.30

TOTAL RAISED

$0

VALUATION

$3,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

At Damn Right Cocktails we aim to supply one of the world's most authentic, high-quality Tequila RTDs to the U.S.

Our **USDA certified organic, 100% de Agave Tequila RTD** is produced in Jalisco, Mexico, then imported into the United States for distribution.

We work with respected distributors across ten states to supply to retailers including, but not limited to, **Costco, Total Wine & More and BevMax**.




DEVIL OF A LIME
LIME MARGARITA


SON OF A BASIL



PROBLEM

From my time as a bartender, I noticed something was missing in the alcohol industry: there were no spirit brands made for the modern woman. More specifically, no organic tequila based RTDs that tasted great, had a premium, high-quality composition with a brand identity that was truly bold.

We believe **no brand in the market** successfully captured what the metropolitan woman wants in a spirit product: a portable, premium cocktail that looks great in or out of the bar.

SOLUTION

Damn Right Cocktails is trying to create exactly what has been missing in the spirits industry: one of the world's first USDA certified organic, 100% de Agave Tequila Ready-to-Drink (RTD) Cocktails that has a bold female brand identity with a modern mission.

As one of the youngest women to launch a Tequila RTD, it is our CEO's mission to pave the way for other underrepresented groups in the spirits world by encouraging them to disrupt the market with innovative products like her own.

When you drink Damn Right, you're also Doing Right. The team has committed up to 5% of their profits to programs and charities that support education equality.


DEVIL
OF A
LIME
LIME MARGARITA


BLUE LIFESTYLE
GOLD
93
POINTS
2021
2021
SEAL OF APPROVAL
BEST OF
BEVERAGE TESTING INSTITUTE
20
22
GOLD
FLAVORED SPIRITS-BASED HARD SELTZER


SON
OF A
BASIL

These margaritas are made with only natural and organic ingredients and are just 110 to 130 calories per can! Damn Right's original flavor, Devil of a Lime, is **an award-winning twist on a classic skinny lime margarita**. This flavor is "highly recommended" by industry veterans who describe the drink as "A tangy, dry and refreshing seltzer with Margarita vibes."

Shortly after the launch of the lime, they introduced Beverage Testing Institute's 2022 **Best Flavored Spirits-Based Hard Seltzer**, Son of a Basil, which is Damn Right's unique version of a strawberry margarita with a hint of basil. Their Son of a Basil has been described as "a fruity, light, crushable Tequila Soda-like seltzer with both tropical and orchard fruit vibes."

SUCCESS TO DATE

- **Pepperdine's 2022 Most Fundable Companies**
- **40+ doors** across 6 markets
- **122% average MOM growth** since launch
- **3,173 cases sold** since launch
- **33% average reorder rate** among independent retailers
- **Major retailers:** BevMax (National), Costco (CO), Liquor N' More (MA), Liquor Depot (TX), Total Wine & More (TX)
- **Partnerships:** Blenheim Pickwick Venture Partners, Speakeasy Wine & Spirits, Total Wine & More, Drizly
- **Trademark** #90297950



"My goal is always to provide a great tasting drink, but more importantly, inspire the underdog to challenge the status quo because most industries today need disruption."

– Gabby Fitzpatrick
CEO, Damn Right Cocktails

BUSINESS MODEL

Our business model is Business to Business to Consumer. Because alcohol cannot be sold directly to consumers, the spirits industry has a three-tier system. We, along with every alcohol supplier in the United States, sell our products through a distributor state by state. We work directly with our distributors to sell to independent retailers, chain stores, restaurants, bars, and other on-premise locations.

We plan to continue to build strong relationships with not only our distributors, but also our retailers by providing support through in store tastings and incentive programs.


SON OF A BASIL
DEVIL OF A LIME
LIQUOR

> **NielsenIQ reported Tequila-based RTDs saw the highest growth at 138 percent for the 52-week period ending October 2, 2021. Tequila has been one of the fastest-growing spirits in the last few years.**
>
> ---
> *BevAlc Insights*

MARKET

The pandemic witnessed an RTD boom as consumers sought convenient, on-the-go drinking solutions due to lockdowns. The growth of RTDs has only continued until today. RTD beverages continue to be one of the fastest-growing alcohol beverage categories.

While malt-based RTD sales are slowing among products like White Claw and Truly, spirit-based, high-quality products with real ingredients, flavors and taste are on a rapid rise in growth in the market.

Spirit-based RTDs grew by 53% in 2021 and reached a value of $4.8B USD in 2022. This volume is planned to continue at a CAGR of 33% in the US by 2025.

According to a study done by the Distilled Spirits Council, 86% of alcohol buyers (RTD drinkers and non-RTD drinkers) agree that spirits-based RTDs need to be more accessible. Consumers want premiumization and better-for-you options; **they want a product like Damn Right** but they cannot find it because it's not widely distributed.


Preference for Allowing Wider Availability of Spirits-Based RTDs
By Venue Type
83%
17%
82%
18%
76%
24%
76%
24%
64%
36%
Restaurant or bar
Grocery stores
Live events, like concerts or sporting events
Convenience stores
Gas stations
Yes
No

DistilledSpritis.org

More importantly for us, we believe no one is particularly dominant in the Tequila RTD market – and therefore **a great opportunity to grab market share and potentially become dominant.** That is what we aim to do over the next year to 3 years: become widely distributed and one of the most dominant players in the tequila RTD market.

PRESS

- **Beer Alien**
  Damn Right Cocktails Releases the First Organic 100% de Agave Tequila Ready To Drink Cocktails
- **Boulder Weekly**
  Margaritas on the go
- **Tastings**
  Best Of Year Other Alcoholic Beverages for 2022
- **Pepperdine Graziadio Business School**
  2022 Most Fundable Companies
- **BevNet**
  Devil of a Lime (Lime Margarita) | Damn Right Cocktails
- **The Heights**
  Fitzpatrick Serves Up Specialty Beverages With Damn Right CocktailsFitzpatrick Serves Up Specialty Beverages With Damn Right Cocktails

BTI certifies that

DAMN RIGHT COCKTAILS

SON OF A BASIL STRAWBERRY BASIL TEQUILA SELTZER

Achieved

95 POINTS

GOLD MEDAL
EXCEPTIONAL
2022 BEST FLAVORED SPIRITS-BASED HARD SELTZER

JERALD O'KENNARD
EXECUTIVE DIRECTOR

BEVERAGE TESTING INSTITUTE



It's Party Time

Level up your next cocktail party—for the holidays or just because—with these local finds

BY CAITLIN MCCULLOCH

» **Mix It Up**
Try your hand at mixing up some cocktails with a proper bartender's toolkit from Umami Mart in Oakland. This stainless steel set, which is plated in 24-karat [illegible] Japan, contains a jigger, a mixing [illegible], a trident barspoon, and a julep strainer. *$180, umamimart.com.*

» **Superior (and Locally Produced) Wines**
For traditionalists, nothing pairs better with charcuterie than wine, and Walnut Creek's own Shadowbrook Winery feels like a slice of Napa Valley closer to home. Opt for a bold cabernet sauvignon, merlot, or petite sirah, or try their refreshing rosé or chardonnay. *Prices vary, shadowbrookwinery.com.*



» **Deluxe Dipping**
Offer a dip for bread with olive oil and vinegar from Amphora Nueva. If you're feeling adventurous, try a combination such as blood orange oil and pomegranate balsamic vinegar. There are multiple East Bay locations where you can sample what's on tap before making selections. *Prices vary, amphoranueva.com.*



» **Tequila to Go**
For partygoers who prefer spirits, premixed organic agave tequila drinks from Walnut Creek's Damn Right should do the trick. Choose between Devil of a Lime, a classic lime flavor, or Son of a Basil, a strawberry-basil option. *$30 for an eight-can bundle, damnrightcocktails.com.*


DEVIL OF A LIME



» **Chic Charcuterie**
Serve a delicious—and visually appealing—treat with charcuterie from Walnut Creek's Honey and Brie. Edible waffle cups holding goodies like cheese, meat, fruit, and premium chocolates provide effortless grab-and-mingle fare. *$13 per cone, honeyandbrie.com.*

» **Glass Acts**
Provide guests with a special sipper [illegible] vino with these [illegible] glasses from Slow Burn Glass. Handmade in their [illegible] studio, these colorful stemless pieces hold a whopping 16 ounces of wine. *$72 for a set of two, slowburnglass.com.*




Toodaloo
adaptogenic trail mix

SHELFIE AWARDS WINNER

BEST SNACK
- Popadelics - Trippin' Truffle Parm
- Kenko Bites
- Toodaloo - Turning Heads
- Svaa Haa - Spicy Chili Garlic Straws

BEST CONDIMENT
- New York Shuk - Matbucha with Olives and Mint
- Haven's Kitchen - Gingery Miso
- SYDPLAYEAT - Original Truffle Salt
- AWSM Sauce - Ketchup

BEST SUPPLEMENTS
- Reprise
- Hone - Mushroom Matcha
- Mojo Microdose - Mushroom Soft Chews

BEST INTERNATIONAL FLAVORS
- Niramaya - Street Pav Bhaji
- Rio Good - Original
- Frutero - Guava
- Sung's Korean Hot Sauce

BEST KIDS PRODUCT
- Mavericks Snacks - Birthday Cake Cookiez
- Tiny Sprouts - Organic Digestion Booster + Vitamin D and Probiotics
- Kekoa - Curry Vegetable Mango

BEST BEVERAGE INNOVATION
- Xicama Water - Spicy Watermelon
- wildwonder - Strawberry Passion
- Aprch - Mint + Cucumber
- Craftmix - Strawberry Mule

BEST SUSTAINABILITY-FOCUSED PRODUCT
- Lil Bucks - Snickerdoodle Clusterbucks
- Renewal Mill - Miyokos Vegan Salted Peanut Butter Cookie
- Reveal - Rose Mint
- Yolélé - Tangy Baobab Fonio Chips


NEW YORK SHUK
MATBUCHA with OLIVES & MINT

BEST ALCOHOL BEVERAGE
- [illegible] - Vanilla Nightfall
- Sake High!
- G's Dry Hard Ginger Beer - Wild One

BEST BRANDING
- Tend Prenatal
- Uproot Teas
- Damn Right Cocktails
- COYOTAS


POPADELICS
POPADELICS
POPADELICS

TEAM

Our founders actually give a damn – not just about Tequila and making great cocktails, but about people too.

They wanted to find a way to use what talents they have for good. Right away, they're using their background in the Tequila industry and bartending knowledge to make a delicious drink that's more than something to sip on; a drink that would be better for you and just a bit better for the world. ***Now that they've started doing what's Damn Right, they're not going to stop!***



Gabby Fitzpatrick

Founder and CEO

Gabby's knack for creating a great tasting cocktail stems from her family's legacy of wine lovers. She brings experience in operations and logistics from the events industry where she successfully organized and executed 30+ worldwide conferences in the pharmaceutical industry, hosting companies that include Pfizer, Abbott and AbbVie. As one of the youngest female founders in the alcoholic beverage world, it has become Gabby's mission to build and grow a diversified brand and pave the way for other underrepresented groups in the spirits world.



Scott Naccarato

Board of Directors

Scott Naccarato is a CPG expert who has been in the industry for over 15 years. In his former roles at Nutiva, Scott assisted in pioneering the Organic MCT Oil category taking advantage of the growing Ketogenic dietary trend and played a major role in category growth of Organic Coconut Oil and other healthy fats, plant-based proteins and nutraceuticals. He has cultivated many valuable relationships, held senior executive roles at rapidly growing companies and his data-oriented approach to revenue generation has led to sustained double digit year-over-year growth for all brands he has been a part of which include Nutiva, Ritual Superfoods, Naked Natural Foods/Naked Coconuts and Nexe Innovations. Scott has a vast understanding of public company operations and is well versed in both private and public corporate strategy. Scott now runs a CPG accelerator called Blenheim Pickwick Venture Partners Inc., where he helps take emerging brands to the next level.



Celine Gordon

Head of Marketing

As the President of Smart Charity, Celine is responsible for providing thought leadership to promote the organization's compliance services to a wide range of nonprofits. She also leads all aspects of her company's marketing efforts, including customer research, strategy, and customer communications. Prior to establishing Smart Charity, Celine worked for Fortune 500 companies including Maersk and gategroup in various leadership functions ranging from Business Development, Sales, Marketing and Communications. While working in the corporate world, Celine was instrumental in creating new divisions and brands across the globe, launching new products and services, leading public relations efforts, securing multi-million dollar accounts and successfully implementing new processes to generate efficiencies and decrease costs. Celine graduated from the University of Sophia Antipolis, France with a Bachelor's degree in Management and Marketing and earned a Master's degree in Marketing from Johns Hopkins University, Maryland.

BLENHEIM\PICKWICK VENTURE PARTNERS

Blenheim Pickwick Venture Partners

Board of Advisors

Blenheim Pickwick Venture Partners is led by a proven executive team of visionaries and entrepreneurs, with a combined pedigree of over 75 years in CPG sales channel development in the USA, Canada, Europe and Asian markets. We have direct relationships with B2B Distribution/Brokers, B2C Retail, Office Coffee Services (OCS) and Ecommerce platforms. Backed by a well-developed network of trusted suppliers, we are founded on a single vision to improve people's lives with innovative products and sustainable solutions. Our team brings extensive expertise in product and brand development, marketing and operations, M&A, VC, and access to a well-established network of distribution channels to produce results.



Christy Larsen

Board of Advisors

Christy began her business career post-university, as a receptionist in a mortgage office, with a very busy 30-line phone bank which she considers one of the most fun positions she has ever held. She worked in this same organization progressing through roles from branch manager to director of an international joint venture; she was seconded in London, England, for a few years with a leading mortgage bank. She has practical experience in project management, B2B sales, P&L management, asset management, and leadership. Today, she runs a family office with sizable assets, is the Managing Director of a charitable foundation, currently resides as the Chair of Trustees at Gonzaga University, and runs a small farmstead on the central coast of California with her husband. As a passionate pursuit, Christy also is a certified pastry chef with a degree from Le Cordon Bleu.



Lindsay Potter

Marketing Advisor

As one the first employees at Spiked Seltzer, Lindsay helped launch a new category of alcoholic beverages. As Director of Marketing, her skillset was instrumental in helping to grow the brand, which led to a sale to Anheuser-Busch in 2016. After her first exit, Lindsay went on to be head of Marketing at various leading consumer goods companies, including Rise Brewing Co. and Reeds, Inc. She launched Greenwich Cocktail Week in 2020, which celebrates cocktail culture, local bars and sponsors for one week every spring. Today Lindsay is self-employed as a Marketing Consultant for various brands.



Chris Stevens

Sales Consultant

Chris has 10+ years experience in the beverage industry, including distribution & supplier roles at Baroness and as National Sales Director for Nexus Brands, implementing multi-state promotions division, developing chain sales & expanding into Canada and Japan.



Alicia Vargo

Sales Consultant

Alicia has a varied and accomplished career in the Beverage Industry. With 25 years experience in wholesale distribution and brand development, her achievements include: Sr. Vice President Beverage Distributors Corporation (now BreakThru) & board member Department of Agriculture.

FG Labs

Fundamental Global

Fundamental Global Ventures' network of experts and resources helps our portfolio companies grow by supporting their leadership teams, bringing additional resources to the table, and acting as a conduit to other experts and different sources of capital. Our venture firm consists of former entrepreneurs, corporate executives, and venture investors.

USE OF PROCEEDS

If the offering's maximum amount of $255,000 is raised:

Use	Value	% of Proceeds
Production & Cost of Goods	$80,505	31.6%
Sales Team	$50,000	19.6%
Office & Business Expenses	$10,000	3.9%
Shipping & Warhousing	$13,000	5.1%
Marketing & Advertising	$70,000	27.5%
Distributor Fees	$8,000	3.1%
Incentive Programs	$8,000	3.1%
Travel/Market Visits	$3,000	1.2%
Intermediary fees	$12,495	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in D. R. Cocktails LLC, doing business as Damn Right Cocktails. This offering must raise at least $10,000 by July 28, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Damn Right Cocktails may issue additional securities to raise up to $255,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	10,850,000 units
×	$0.30 per unit
	$3,255,000 implied valuation

FINANCIALS

Damn Right Cocktails' official name is D. R. Cocktails LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

May 10, 2023 • Primary offering of 850,000 units at $0.30

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